Exhibit 3.2
CURIS, INC.

AMENDED AND RESTATED
BY-LAWS
(Amended and Restated as of May 20, 2025)

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4.14. Participation in Meetings by Conference Communications Equipment	15
4.15. Removal or Resignation of Directors	15
4.16. Emergency By-laws	16
Section 5. Notices	16
5.1. Form of Notice	16
5.2. Waiver of Notice	16
Section 6. Officers and Agents	16
6.1. Enumeration; Qualification	16
6.2. Election	16
6.3. Tenure	17
6.4. Powers	17
6.5. President	17
6.6. Vice President	17
6.7. Secretary and Assistant Secretaries	17
6.8. Treasurer and Assistant Treasurers	18
6.9. Resignation and Removal	18
6.10. Vacancies	19
Section 7. Capital Stock	19
7.1. Stock Certificates, Uncertificated Shares	19
7.2. Stock Issuances	20
7.3. Transfers	20
7.4. Lost, Stolen or Destroyed Certificates	20
7.5. Record Date	21
Section 8. General Provisions	21
8.1. Fiscal Year	21
8.2. Seal	21
8.3. Dividends	22
8.4. Checks	22
8.5. Voting of Securities	22
8.6. Evidence of Authority	22
8.7. Interested Parties	22
8.8. Construction; Definitions	23
8.9. Provisions Additional to Provisions of Law	23
8.10. Provisions Contrary to Provisions of Law	23
8.11. Exclusive Forum	23
Section 9. Amendment of By-Laws	24
9.1. By Board of Directors	24
9.2. By Stockholders	24

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Section 1.    Certificate of Incorporation and By-Laws.
1.1.    Conflicts. In the event of any conflict between the provisions of these by-laws and the provisions of the certificate of incorporation of Curis, Inc. (the “Corporation”), the provisions of the certificate of incorporation shall govern.
1.2.    References. In these by-laws, references to the certificate of incorporation and by-laws mean the provisions of the certificate of incorporation of the Corporation and these by-laws, respectively, as are from time to time in effect.
Section 2.    Offices.
2.1.    Registered Office. The registered office of the Corporation shall be within or without the State of Delaware as shall be fixed in the certificate of incorporation of the Corporation.
2.2.    Other Offices. The Corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the Corporation may require.
Section 3.    Stockholders.
3.1.    Location of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the board of directors or the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or, if not so designated, at the principal office of the Corporation. The board of directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.
3.2.    Annual Meeting. The annual meeting of stockholders shall be held at 10 A.M. on the second Wednesday in May in each year (unless that day shall be a legal holiday at the location where the meeting is to be held, in which case the meeting shall be held at 10 A.M. on the next succeeding day that is not a legal holiday) or at such other hour and date as shall be designated from time to time by the board of directors or the President, at which the stockholders shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may otherwise properly come before the meeting. The Corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
3.3.    Special Meeting in Place of Annual Meeting. If the election of directors shall not be held on the day designated by these by-laws, the board of directors shall cause the election to be held as soon thereafter as convenient. To that end, if the annual meeting is not held on the day provided in Subsection 3.2 or if the election of directors is not held at the annual meeting, a special meeting of the stockholders may be held in place of such omitted meeting or election and any business transacted or election held at such special meeting shall have the same effect as if transacted or held at the annual meeting. In such case all references in these by-laws to the annual meeting of the stockholders, or to the annual election of directors, shall be deemed to refer to or include such special meeting. Any such special meeting shall be called, and the purposes thereof shall be specified in the call, as provided in Subsection 3.4.
3.4.    Notice of Annual Meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten nor more than sixty days before the date of the meeting. Such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and may specify the business to be transacted and actions to be taken at such meeting. No action shall be taken at such meeting unless such notice is given, or unless waiver of such notice is given by the holders of outstanding capital stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote thereon were voted. Prompt notice of all actions taken in connection with such waiver of notice shall be given to all stockholders not present or represented at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with Section 232 of the General Corporation Law of the State of Delaware. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, any Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice.
3.5.    Other Special Meetings. Special meetings of the stockholders may be called for any purpose or purposes by the Chair of the Board, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the board of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
3.6.    Notice of Special Meeting. Unless otherwise prescribed by law, written notice of each special meeting stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with

Section 232 of the General Corporation Law of the State of Delaware. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, any Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice.
3.7.    Stockholder List. The officer who has charge of the stock record books of the Corporation shall prepare and make, no later than the tenth day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.
3.8.    Quorum of Stockholders. The holders of one-third (1/3) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the certificate of incorporation or these by-laws. Except as otherwise provided by law, no stockholder present at a meeting may withhold shares owned by such stockholder from the quorum count by declaring those shares to be absent from the meeting. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
3.9.    Adjournment. Any meeting of stockholders may be adjourned from time to time to any other time and place at which a meeting of stockholders may be held under these by-laws by a majority of votes cast upon the question, whether or not a quorum is present, or by any officer entitled to preside at or to act as secretary of such meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Subsection 3.6 hereof. If a quorum shall be present or represented at any adjourned meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote, and shall give notice to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
3.10.    Proxy Representation. Any stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in which the stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or the stockholder’s attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. Except as provided by law, a revocable proxy shall be deemed revoked if the stockholder is present at the meeting for which the proxy was given. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.
3.11.    Inspectors. The Corporation may, but need not, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Before entering upon the discharge of the duties of inspector, each inspector shall take and sign an oath to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of the inspector’s ability. The inspectors, if any, shall (a) determine the number of shares of capital stock outstanding and the voting power of each, the shares of capital stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and (b) receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.
3.12.    Action by Vote. When a quorum is present at any meeting, whether an original or adjourned session, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes (or if there are two or more classes of capital stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the capital stock of that class) properly cast upon any question other than an election to an office shall decide such question, except when a larger vote is required by law, the certificate of incorporation or these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. Any person directly or indirectly soliciting proxies from stockholders of the Corporation must use a proxy card color other than white, the color white being reserved for the exclusive use of the board of directors of the Corporation.
3.13.    Nomination of Directors.
(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at any meeting of stockholders. Nomination for election to the board of directors at a meeting of stockholders may be made only by the board of directors or by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Subsection 3.13. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.
(b)    Such nominations, other than those made by or on behalf of the board of directors, shall be made by notice in writing to the Secretary at the principal executive office of the Corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the board of directors has determined, in accordance with Subsection 3.5, that directors shall be elected at such special meeting and the stockholders are not then prohibited from filling vacancies or newly created directorships on the board of directors, and provided further that the nomination made by the stockholder is for one of the director positions that the board of directors has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Such notice shall set forth: (A) as to each proposed nominee, (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by each such nominee, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (v) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to be named as a nominee in the Corporation’s proxy statement and accompanying proxy card and to serve as a director if elected); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address, as they appear on the Corporation’s books, of such stockholder and of such beneficial owner, (ii) the number of shares of each class and series of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (iii) a description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person, (iv) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s), (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the Corporation, (vi) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (viii) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Subsection 3.13, and (ix) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(i)-(v) and (B)(i)-(vi) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine, among other things, the eligibility of such proposed nominee to serve as a director or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Subsection 3.13 if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Subsection 3.13.
Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these by-laws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder

Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
(c)    The chair of the meeting (and in advance of any meeting, the board of directors) may, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the foregoing procedure (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Subsection 3.13), and if the chair (and in advance of any meeting, the board of directors) should so determine, the chair shall so declare at the meeting and the defective nomination shall be disregarded.
(d)    Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Subsection 3.13 shall obligate the Corporation or the board of directors to include in any proxy statement, proxy card or other stockholder communication distributed on behalf of the Corporation or the board of directors the name of or other information with respect to any nominee for director submitted by a stockholder.
(e)    Notwithstanding the foregoing provisions of this Subsection 3.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Subsection 3.13, to be considered a “qualified representative of the stockholder”, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.
(f)    For purposes of this Subsection 3.13, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(g)    Unless the Corporation elects otherwise, a stockholder’s notice to the Corporation of nominations shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
3.14.    Notice of Business at Annual Meetings.
(a)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, if such business relates to the election of directors of the Corporation, the procedures in Subsection 3.13 must be complied with, and if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complied with Subsection 3.14(b) and (y) be entitled to vote at such meeting.
(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
A stockholder’s notice to the Secretary shall set forth (A) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the by-laws, the exact text of the proposed amendment and (iii) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (i) the name and address, as they appear on the Corporation’s books, of such stockholder and of such beneficial owner, (ii) the number of shares of each class and series of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (iii) a description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in such business, (iv) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the Corporation, (vi) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (viii) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Subsection 3.14, and (ix) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(iii) and (B)(i)-(vi) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Subsection 3.14 and except that any stockholder proposal that complied with Rule

14a-8 (or any successor provision) under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Subsection 3.14. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Subsection 3.14(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Subsection 3.14.
(c)    The chair of the meeting (and, in advance of any annual meeting, the board of directors) shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Subsection 3.14 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Subsection 3.14), and if the chair should so determine, the chair shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.
(d)    Except as otherwise required by law, nothing in this Subsection 3.14 shall obligate the Corporation or the board of directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the board of directors information with respect to any proposal submitted by a stockholder.
(e)    Notwithstanding the foregoing provisions of this Subsection 3.14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.
(f)    For purposes of this Subsection 3.14, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Subsection 3.13.
(g)    Unless the Corporation elects otherwise, a stockholder’s notice to the Corporation of other business shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
3.15.    Organization. The Chair of the Board or, in the absence thereof, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) shall call meetings of stockholders to order and shall act as chair of such meeting, provided, however, that the board of directors may appoint any stockholder to act as chair of any meeting in the absence of the Chair of the Board. The Secretary shall act as secretary at all meetings of the stockholders, but in the absence of the Secretary at any meeting of the stockholders, the chair may appoint any person to act as secretary of the meeting.
Section 4.    Directors.
4.1.    Powers. The business of the Corporation shall be managed by or under the direction of the board of directors, which shall have and may exercise all the powers of the Corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.
4.2.    Number. The number of directors that shall constitute the board of directors shall be determined by resolution of the board of directors, but in no event shall be less than one. The number of directors may be increased or decreased at any time and from time to time by vote of a majority of the directors then in office, except that any such decrease shall only be made to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Subsection 4.3 of these by-laws. Directors need not be stockholders.
4.3.    Vacancies. Newly created directorships resulting from any increase in the number of directors and other vacancies may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of any such director’s successor and to any such director’s earlier death, resignation or removal.
4.4.    Classes of Directors. The board of directors shall be divided into three classes, consisting of Class I, Class II and Class III. No class of directors shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, except as otherwise may be provided from time to time by the board of directors.

4.5.    Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that the term of each director shall be subject to the election and qualification of a successor to such director and to the earlier death, resignation or removal of such director.
4.6.    Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that the classes have as nearly as possible the same number of directors. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the board of directors.
4.7.    Committees. The board of directors may, by vote of a majority of the whole board: (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the Corporation, including the power to authorize the seal of the Corporation to be affixed to all papers that require it and the power and authority to declare dividends or to authorize the issuance of capital stock; excepting, however, such powers that by law, the certificate of incorporation or these by-laws the board of directors is prohibited from so delegating. In the absence or disqualification of any member of a committee and such member’s alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request. Except as otherwise provided in the certificate of incorporation, these by-laws, or the resolution of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.8.    Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such times and at such places, within or without the State of Delaware, as the board of directors may from time to time determine, provided that any director who was absent when such determination was made shall be given notice of the determination. A regular meeting of the directors may be held without call or notice immediately after and at the same place as an annual meeting of the stockholders.
4.9.    Special Meetings. Special meetings of the board of directors may be held at such times and at such places, within or without the State of Delaware, designated in a notice of the meeting, when called by the Chair of the Board or the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or by two or more directors, reasonable notice thereof being given to each director by the Secretary, the officer or any of the directors calling the meeting.
4.10.    Notice. It shall be reasonable and sufficient notice to a director: (a) to send notice by mail at least forty-eight hours, or by telephone, electronic transmission or hand at least twenty-four hours, before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by the director before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to the director. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.
4.11.    Quorum. Except as may be otherwise provided by law, the certificate of incorporation or these by-laws, at any meeting of the board of directors a majority of the directors then in office shall constitute a quorum. A quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified, subject to the preceding sentence. Any meeting may be adjourned from time to time by a majority of the directors present at the meeting, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
4.12.    Action by Vote. Except as may be otherwise provided by law, the certificate of incorporation or these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.
4.13.    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or such committee, as the case may be, consent to the action in writing, and the written consent is filed with the records of the meetings of the board of directors or such committee. Such consent shall be treated for all purposes as the act of the board of directors or of such committee, as the case may be.

4.14.    Participation in Meetings by Conference Communications Equipment. Members of the board of directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.
4.15.    Removal or Resignation of Directors. Directors may be removed only for cause by the affirmative vote of the holders of three-fourths of the shares of capital stock of the Corporation issued, outstanding and entitled to vote. Any director may resign at any time by delivering a resignation in writing to the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted, unless the resignation shall so state. No director resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no director removed shall have any right to receive compensation as such director for any period following the director’s resignation or removal, or any right to damages on account of such removal, whether the director’s compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.
4.16.    Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the General Corporation Law of the State of Delaware (an “Emergency”), notwithstanding any different or conflicting provisions in the General Corporation Law of the State of Delaware, the certificate of incorporation or these by-laws, during such Emergency:
(a)    Notice. A meeting of the board of directors or a committee thereof may be called by any director, the Chair of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the board of directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
(b)    Quorum. The director or directors in attendance at a meeting called in accordance with Subsection 4.16(a) shall constitute a quorum.
(c)    Liability. No officer, director or employee acting in accordance with this Subsection 4.16 shall be liable except for willful misconduct. No amendment, repeal or change to this Subsection 4.16 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

Section 5.    Notices.
5.1.    Form of Notice. Whenever, under the provisions of law, or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at the director’s or stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, written notice may also be given by telegram, cable, facsimile, commercial delivery service, telex or similar means, addressed to such director or stockholder at the address thereof as such address appears on the records of the Corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the Corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.
5.2.    Waiver of Notice. Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the board of directors need be specified in any written waiver of notice.
Section 6.    Officers and Agents.
6.1.    Enumeration; Qualification. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint, including a Chair of the Board, a Chief Executive Officer, a Chief Financial Officer, a Chief Legal Officer and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. Any officer may be, but none need be, a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of the officer’s duties to the Corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.
6.2.    Election. The board of directors shall choose a President, a Secretary and a Treasurer at the first meeting of the board following each annual meeting of stockholders. Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

6.3.    Tenure. Except as otherwise provided by law, the certificate of incorporation or these by-laws, each officer shall hold office until a successor is elected and qualified, unless a shorter period shall have been specified in the vote approving the officer’s election or appointment, or until the officer sooner dies, resigns or is removed.
6.4.    Powers. Subject to law, the certificate of incorporation and these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to the officer’s office and such additional duties and powers as the board of directors may from time to time designate.
6.5.    President. If there is no Chief Executive Officer, the President of the Corporation shall be the chief executive officer of the Corporation. The President shall, when and in the absence of a Chair of the Board, preside at all meetings of the stockholders and at all meetings of the board of directors. The President may sign all authorized contracts in the name of the Corporation, shall have general charge and supervision of the business of the Corporation, subject to the control of the board of directors, and shall be the medium of communication of the board of directors and any board committee of reports, proposals and recommendations for their respective consideration or action. The President may sign certificates representing capital stock of the Corporation as provided in Subsection 7.1, and the President shall do and perform such other duties as may be assigned from time to time by the board of directors. All officers shall report to the President or according to the President’s direction in respect of any matters within the President’s jurisdiction. The board of directors may delegate from time to time certain or all of the aforesaid powers and responsibilities to the Chief Executive Officer, if any.
6.6.    Vice President. Each Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the board of directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. If a Vice President is designated as the chief operating officer of the Corporation, then such Vice President shall be deemed to be the most senior Vice President of the Corporation.
6.7.    Secretary and Assistant Secretaries.
(a)    The Secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the Chief Executive Officer (or if there is no Chief Executive Officer, the President), under whose supervision the Secretary shall be. The Secretary shall keep in safe custody the seal of the Corporation and, when authorized by the board of directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of an Assistant Secretary.

(b)    The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the board of directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
6.8.    Treasurer and Assistant Treasurers.
(a)    If there is no Chief Financial Officer, the Treasurer shall be the chief financial officer of the Corporation. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The Treasurer shall disburse funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer (or if there is no Chief Executive Officer, the President) and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all such officer’s transactions as Treasurer and of the financial condition of the Corporation. If required by the board of directors, the Treasurer shall give the Corporation a bond (which shall be renewed as and when required) in such sum and with such surety and sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the Treasurer’s office and for the restoration of the Corporation, in case of the Treasurer’s death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation. The board of directors may delegate from time to time certain or all of the aforesaid powers and responsibilities to the Chief Financial Officer, if any.
(b)    The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the board of directors, shall in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
6.9.    Resignation and Removal. Any officer may resign at any time by delivering a resignation in writing to the Chief Executive Officer (or if there is no Chief Executive Officer, the President), the Secretary or a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No officer resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no officer removed shall have any right to any compensation as such officer for any period following the officer’s resignation or removal, or any right to damages on account of such removal, whether the officer’s compensation be by the month or by the year or otherwise, unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.
6.10.    Vacancies. The board of directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of the President, the Treasurer and the Secretary. Each such successor shall hold office for the unexpired term of the predecessor and until a successor is elected and qualified, or in each case until such officer sooner dies, resigns or is removed.
Section 7.    Capital Stock.
7.1.    Stock Certificates, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the board of directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware by or in the name of any two officers of the Corporation, each of whom is an authorized officer for this purpose.
Each certificate representing shares of stock which are subject to any restriction on transfer pursuant to the certificate of incorporation, these by-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.2.    Stock Issuances. Unless otherwise voted by the stockholders and subject to the provisions of the certificate of incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the board of directors in such manner, for such consideration and on such terms as the board of directors may determine.
7.3.    Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these by-laws.
7.4.    Lost, Stolen or Destroyed Certificates. The board of directors may direct a new certificate or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
7.5.    Record Date.
(a)    Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)    Record Date for Purposes Other Than Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action (other than with respect to determining stockholders entitled to notice of and/or to vote at a meeting of stockholders, which is addressed in Subsection 7.5(a) of these by-laws), the board of directors may fix, in advance, a record date, which shall not be more than sixty days prior to such action to which such record date relates. If no record date is fixed the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such purpose.
Section 8.    General Provisions.
8.1.    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and shall end on the last day of December in each calendar year.
8.2.    Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the board of directors.
8.3.    Dividends. Dividends upon the capital stock of the Corporation may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, property or shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
8.4.    Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.
8.5.    Voting of Securities. Except as the directors may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Secretary or the Chief Legal Officer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution) at any meeting of stockholders of any other corporation or organization of which the Corporation holds securities.
8.6.    Evidence of Authority. A certificate of the Secretary, an Assistant Secretary or a temporary Secretary as to any action taken by the stockholders, the board of directors or a committee thereof, or any officer or representative of the Corporation shall be conclusive evidence of such action as to all persons who rely on the certificate in good faith.
8.7.    Interested Parties.
(a)    No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof that authorizes the contract or transaction, or solely because the vote of any such person is counted for such purpose, if:
(1)    the material facts as to the relationship or interest of the director or officer and the contract or transaction are disclosed or known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors do not constitute a quorum;
(2)    the material facts as to the relationship or interest of the director or officer and the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(3)    the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.
(b)    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof that authorizes the contract or transaction.
8.8.    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation Law of Delaware shall govern the construction of these by-laws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular and the term “person” includes both a corporation and a natural person. The term “including” as used herein shall not be construed so as to exclude any other thing not referred to or described.
8.9.    Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these by-laws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to such provisions of law unless such compliance shall be illegal.
8.10.    Provisions Contrary to Provisions of Law. Any section, subsection, subdivision, sentence, clause or phrase of these by-laws that, upon being construed in the manner provided in Subsection 8.9 of these by-laws, shall be contrary to or inconsistent with any applicable provision of law, shall not apply so long as said provision of law shall remain in effect. Any such result shall not affect the validity or applicability of any other portion of these by-laws, it being hereby declared that these by-laws would have been adopted irrespective of the fact that any one or more sections, subsections, subdivisions, sentences, clauses or phrases of these by-laws is or are illegal.
8.11.    Exclusive Forum.
(a)    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the certificate of incorporation or these By-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This Section 8.11(a) does not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
(b)    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act.
(c)    Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.11.
Section 9.    Amendment of By-Laws.
9.1.    By Board of Directors. These by-laws may be altered, amended, or repealed, or new by-laws may be adopted by, the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.
9.2.    By Stockholders. These by-laws may be altered, amended or repealed, or new by-laws may be adopted by, the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation issued, outstanding and entitled to vote at any regular or special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such regular or special meeting. Notwithstanding the foregoing or any other provision of law, the certificate of incorporation or these by-laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of three fourths of the shares of the capital stock of the Corporation issued, outstanding and entitled to vote shall be required for the stockholders to amend or repeal, or to adopt any provision inconsistent with, Subsections 3.5, 3.13 and 3.14, Section 4 or Section 9 of these by-laws.